Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley - 215.299.6543
michael.wherley@fmc.com

FMC Corporation Delivers Strong Fourth Quarter and Full-Year Results

Fourth Quarter 2019 Highlights1
•Revenue of $1.2 billion, up 9 percent versus recast Q4 2018
•Consolidated GAAP net loss of $3 million, or $0.02 per diluted share
•Total company adjusted EBITDA of $320 million, up 17 percent versus recast Q4 2018 and at the top end of guidance range
•Consolidated adjusted earnings per diluted share of $1.76, up 21 percent versus recast Q4 2018

Full-Year 2019 Highlights1
•Revenue of $4.6 billion, up 8 percent versus recast 2018
•Consolidated GAAP net income of $480 million
•Total company adjusted EBITDA of $1.22 billion, up 10 percent versus recast 2018
•Consolidated GAAP earnings of $3.62 per diluted share
•Consolidated adjusted earnings per diluted share of $6.09, up 16 percent versus recast 2018
•Returned over $600 million to shareholders, including $400 million in share repurchases

Full-Year 2020 Outlook2
•Revenue of $4.8 to $4.95 billion, reflecting 6 percent growth at the midpoint versus 2019
•Total company adjusted EBITDA of $1.3 to $1.34 billion, reflecting 8 percent growth at the midpoint versus 2019
•2020 adjusted earnings are expected to be in the range of $6.45 to $6.70 per diluted share, reflecting 8 percent growth at the midpoint versus 2019, excluding any impact from 2020 share repurchases
•Company expects to repurchase $400 to $500 million of FMC shares in 2020

PHILADELPHIA, February 5, 2020 – FMC Corporation (NYSE:FMC) today reported fourth quarter 2019 revenue of $1.2 billion, an increase of 9 percent versus recast fourth quarter 2018, driven by higher volumes across all regions. Excluding the impact of foreign exchange, year-over-year sales grew 11 percent organically. On a GAAP basis, the company reported a loss of $0.02 per diluted share in the fourth quarter. This compares to recast GAAP earnings of $0.24 per diluted share in the fourth quarter of 2018.1
Fourth quarter adjusted earnings were $1.76 per diluted share, an increase of 21 percent versus recast fourth quarter 2018, and 25 cents above the midpoint of guidance. Year-over-year growth in the quarter was

Page 2/ FMC Corporation Delivers Strong Fourth Quarter and Full-Year Results
driven by strong operational performance and a lower share count; EBITDA growth contributed 34 cents of the EPS growth, and the lower share count contributed 5 cents of EPS growth. Total company adjusted
EBITDA was $320 million, an increase of 17 percent versus recast fourth quarter 2018 and at the top end of guidance. 1

2019 Fourth Quarter Adj. EPS	vs. Q4 2018
EBITDA	+34 cents
Interest expense	-8 cents
Non-controlling interest	-1 cent
Share count	+5 cents
Total EPS Growth	+30 cents

“Our financial outperformance reflects the strength of our portfolio and new technology launches,” said Pierre Brondeau, chairman and CEO of FMC. “FMC delivered continued strong revenue growth in the quarter driven by high demand in all regions despite adverse weather conditions in Europe and Asia.”
FMC fourth quarter revenue growth was driven by an 11 percent contribution from volume, partially offset by a 2 percent currency headwind. FMC achieved higher year-over-year pricing in Latin America, EMEA and Asia. Latin America sales grew 10 percent year over year, led by strong growth in Argentina following significant changes the company made to its go-to-market access in that country. In North America, revenue increased 10 percent driven by volume growth and strength in Rynaxypyr® and Cyazypyr® insect controls. In Asia, revenue increased 9 percent with double-digit growth in India, China, Indonesia and Pakistan, driven by strong demand for the diamides and new product launches. Sales in EMEA grew 5 percent year over year due to higher demand for herbicides and insecticides in France and Russia.

FMC Revenue[1]	Q4 2019	Full Year 2019
Organic Growth	11%	11%
FX Impact	(2%)	(3%)
Total Revenue Growth	9%	8%

For the full year, FMC reported revenue of $4.6 billion, an increase of 8 percent compared to recast 2018. Excluding the impact of foreign exchange, year-over-year sales grew 11 percent organically. On a GAAP basis, the company reported full-year earnings of $477 million, or $3.62 per diluted share. Full-year adjusted earnings were $6.09 per diluted share, an increase of 16 percent compared to the prior year. 1

Page 3/ FMC Corporation Delivers Strong Fourth Quarter and Full-Year Results

2019 Full Year Adj. EPS	vs. 2018
EBITDA	+72 cents
Interest expense	-16 cents
Tax rate	+9 cents
Non-controlling interest	+3 cents
Share count	+17 cents
Total EPS Growth	+85 cents

Free cash flow in 2019 was $302 million, more than double compared to recast 2018. 1 This was lower than the guidance range, due primarily to slower than expected collection of refunds of value added and similar taxes and delayed collections in Pakistan and Indonesia. Delays in collecting these tax refunds were driven by short-term complexities of operating in multiple SAP systems, particularly in India. Weather conditions in Pakistan and Indonesia impacted grower liquidity late in the quarter, which hampered collections. Both factors are execution related and will reverse. FMC expects to collect this cash in 2020.

2020 Outlook2
FMC full-year revenue is forecasted to be in the range of $4.8 to $4.95 billion, an increase of 6 percent at the midpoint versus 2019 driven by volume and pricing in all regions. Total company adjusted EBITDA is expected to be in the range of $1.3 to $1.34 billion, an increase of 8 percent at the midpoint versus 2019. Full-year adjusted earnings are expected to be in the range of $6.45 to $6.70 per diluted share, an increase of 8 percent at the midpoint versus 2019 and assuming weighted average diluted shares outstanding (WADSO) of approximately 131 million.

First Quarter 2020 Outlook2
First quarter revenue is expected to be in the range of $1.23 billion to $1.27 billion, representing 5 percent growth at the midpoint compared to first quarter 2019. Total company adjusted EBITDA is forecasted to be in the range of $346 million to $366 million, representing a 4 percent increase at the midpoint versus Q1 2019. FMC expects adjusted earnings per diluted share to be in the range of $1.76 to $1.86 in the first quarter, representing an increase of 5 percent at the midpoint versus Q1 2019 and assuming WADSO of approximately 131 million.

Page 4/ FMC Corporation Delivers Strong Fourth Quarter and Full-Year Results

	Full Year 2020 Outlook[2]	Q1 2020 Outlook[2]
Revenue	$4.8 to $4.95 billion	$1.23 to $1.27 billion
Organic Growth	7%	7%
Estimated FX Impact	(1%)	(2%)
Growth at midpoint vs. 2019	6%	5%
Adjusted EBITDA	$1.3 to $1.34 billion	$346 to $366 million
Growth at midpoint vs. 2019	8%	4%
Adjusted EPS^	$6.45 to $6.70	$1.76 to $1.86
Growth at midpoint vs. 2019	8%	5%
Share Count (WADSO)^	~131 million	~131 million
^ Outlook for EPS and WADSO does not include the impact of any potential share repurchases in 2020.

Supplemental Information
The company will post supplemental information on the web at www.fmc.com, including its 2020 Outlook Statement, webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC

FMC Corporation, an agricultural sciences company, provides innovative solutions to growers around the world with a robust product portfolio fueled by a market-driven discovery and development pipeline in crop protection, plant health, and professional pest and turf management. This powerful combination of advanced technologies includes leading insect control products based on Rynaxypyr® and Cyazypyr® active ingredients; Authority®, Boral®, Centium®, Command® and Gamit® branded herbicides; Talstar® and Hero® branded insecticides; and flutriafol-based fungicides. The FMC portfolio also includes biologicals such as Quartzo® and Presence® bionematicides. FMC Corporation employs approximately 6,400 employees around the globe. To learn more, please visit www.fmc.com.
FMC, the FMC logo, Rynaxypyr, Cyazypyr, Authority, Boral, Centium, Command, Gamit, Talstar, Hero, Quartzo and Presence are trademarks of FMC Corporation or an affiliate. Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. Hero® insecticide is a restricted use pesticide in the United States.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in reports or letters to FMC stockholders.

Page 5/ FMC Corporation Delivers Strong Fourth Quarter and Full-Year Results
In some cases, FMC has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward-looking statements are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the risk factors included within FMC’s 2018 Form 10-K filed with the SEC. FMC cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement. FMC undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law.

This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com. In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.
1.Recast 2018 financials, as filed on a Form 8-K on March 22, 2019, exclude the former Lithium segment, which allows us to show a true year-over-year comparable metric for the 2019 periods.
2.Although we provide forecasts for non-GAAP financial measures including, but not limited to, adjusted earnings per share, total company adjusted EBITDA and free cash flow, we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions, Except Per Share Data)	2019	2018	2019	2018
Revenue	$1,197.3	$1,099.4	$4,609.8	$4,285.3

Costs of sales and services	641.3	607.7	2,526.2	2,405.5

Gross margin	$556.0	$491.7	$2,083.6	$1,879.8

Selling, general and administrative expenses	$223.8	$202.6	$792.9	$790.0
Research and development expenses	76.4	76.8	298.1	287.7
Restructuring and other charges (income)	143.7	34.8	171.0	61.2
Total costs and expenses	$1,085.2	$921.9	$3,788.2	$3,544.4
Income (loss) from continuing operations before equity in (earnings) loss of affiliates, non-operating pension and postretirement charges (income), interest expense, net and income taxes	$112.1	$177.5	$821.6	$740.9
Equity in (earnings) loss of affiliates	—	—	—	(0.1)
Non-operating pension and postretirement charges (income)	2.6	—	8.1	(0.5)
Interest expense, net	42.9	31.4	158.5	133.1
Income (loss) from continuing operations before income taxes	$66.6	$146.1	$655.0	$608.4
Provision (benefit) for income taxes	35.9	(10.6)	111.5	70.8
Income (loss) from continuing operations	$30.7	$156.7	$543.5	$537.6
Discontinued operations, net of income taxes	(33.5)	(122.1)	(63.3)	(26.1)
Net income (loss)	$(2.8)	$34.6	$480.2	$511.5
Less: Net income (loss) attributable to noncontrolling interests	0.4	2.2	2.8	9.4
Net income (loss) attributable to FMC stockholders	$(3.2)	$32.4	$477.4	$502.1

Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$30.3	$157.7	$540.7	$531.4
Discontinued operations, net of tax	(33.5)	(125.3)	(63.3)	(29.3)
Net income (loss)	$(3.2)	$32.4	$477.4	$502.1

Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.23	$1.17	$4.12	$3.94
Discontinued operations	(0.25)	(0.93)	(0.48)	(0.22)
Basic earnings per common share	$(0.02)	$0.24	$3.64	$3.72
Average number of shares outstanding used in basic earnings per share computations	129.7	133.7	130.8	134.4

Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.23	$1.17	$4.10	$3.91
Discontinued operations	(0.25)	(0.93)	(0.48)	(0.22)
Diluted earnings per common share	$(0.02)	$0.24	$3.62	$3.69
Average number of shares outstanding used in diluted earnings per share computations	130.9	135.1	132.0	135.9

Other Data:
Capital additions	$78.3	$38.7	$152.7	$88.7
Depreciation and amortization expense	39.0	38.8	150.1	150.2

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions, except per share amounts)	2019	2018	2019	2018
Net income (loss) attributable to FMC stockholders (GAAP)	$(3.2)	$32.4	$477.4	$502.1
Corporate special charges (income):
Restructuring and other charges (income) (a)	143.7	34.8	171.0	61.2
Non-operating pension and postretirement charges (income) (b)	2.6	—	8.1	(0.5)
Transaction-related charges (c)	25.2	22.2	77.8	156.5
Income tax expense (benefit) on Corporate special charges (income) (d)	(37.2)	(16.2)	(49.2)	(52.8)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income)	—	(0.5)	—	(0.5)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	33.5	125.3	63.3	29.3
Tax adjustment (f)	65.4	(0.7)	55.3	17.3

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$230.0	$197.3	$803.7	$712.6

Diluted earnings per common share (GAAP)	$(0.02)	$0.24	$3.62	$3.69
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	1.10	0.26	1.29	0.44
Non-operating pension and postretirement charges (income)	0.02	—	0.06	—
Transaction-related charges	0.19	0.16	0.59	1.15
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.28)	(0.12)	(0.37)	(0.39)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income) per diluted share	—	—	—	—
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.25	0.93	0.48	0.22
Tax adjustments per diluted share	0.50	(0.01)	0.42	0.13

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.76	$1.46	$6.09	$5.24

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	130.9	135.1	132.0	135.9
____________________
(1) The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of Corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

(a)  Three Months Ended December 31, 2019:
Restructuring and other charges (income) is primarily comprised of charges of environmental sites of $96.4 million. $72.8 million of those charges were due to the unfavorable court ruling related to our decommissioned plant near Pocatello, Idaho. Restructuring and other charges (income) also includes a charge of $34.1 million as a result of the decision to exit all sales of Furadan® insecticide/nematicide (as well as Curaterr® insecticide/nematicide and any other brands used with carbofuran) end-use products globally. There were restructuring charges of $13.2 million associated with the continued integration of the DuPont Crop Protection Business. We expect restructuring charges associated with the continued integration of the DuPont Crop Protection Business to be largely complete by the first half of 2020.
Three Months Ended December 31, 2018:
Restructuring and other charges (income) is primarily comprised of charges associated with the integration of the DuPont Crop Protection Business of $15.8 million. $8.8 million of these charges were for asset write-offs, $5.5 million was for severance, and $1.5 million was for other miscellaneous charges. There were also additional restructuring charges as well as other charges totaling $3.7 million. Additionally, restructuring and other charges (income) includes charges of environmental sites of $13.0 million and other Corporate charges of $2.3 million.
Twelve Months Ended December 31, 2019:
Restructuring and other charges (income) primarily consists of charges of environmental sites of $108.7 million. As noted above, $72.8 million of those charges were due to the unfavorable court ruling related to our decommissioned plant near Pocatello, Idaho. Restructuring and other charges (income) also includes a charge of $34.1 million as a result of the decision made to exit all sales of Furadan® insecticide/nematicide (as well as Curaterr® insecticide/nematicide and any other brands used with carbofuran) end-use products globally. There were restructuring charges of $26.4 million associated with the continued integration of the DuPont Crop Protection Business. All remaining charges totaled $1.8 million.
Twelve Months Ended December 31, 2018:
Restructuring and other charges (income) primarily consists of the total gain on sales of $87.2 million from the divestments of certain product portfolios as part of our commitment to both the European Commission and Competition Commission of India related to the DuPont Crop Protection Acquisition. Restructuring and other charges (income) also consists of $27.8 million of charges due to our decision to exit the Ewing R&D facility and $58.8 million of charges related to the change in our market access model in India. Other restructuring charges as we continued to integrate the acquired DuPont Crop Protection Business totaled to $21.7 million. There were also additional restructuring charges as well as other charges totaling $12.3 million. Restructuring and other charges (income) includes charges of environmental sites of $21.7 million and other Corporate charges of $6.1 million.
(b) Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c) Charges related to the expensing of the inventory fair value step-up resulting from the application of acquisition accounting and legal and professional fees. We expect these charges associated with integrating the DuPont Crop Protection Business to be largely completed by the first half of 2020 which coincides with significant portions of the ERP system adoption and the TSA exit. Amounts represent the following:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in Millions)	2019	2018	2019	2018
DuPont Crop Protection Acquisition
Legal and professional fees (1)	$25.2	$22.2	$77.8	$86.9
Inventory fair value amortization (2)	—	—	—	69.6
Total transaction-related charges	$25.2	$22.2	$77.8	$156.5
____________________
(1) Represents transaction costs, costs for transitional employees, other acquired employees related costs, and transactional-related costs such as legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the condensed consolidated statements of income (loss).
(2) These charges are included in “Costs of sales and services” on the condensed consolidated statements of income (loss).

(d) The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the Corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

(e) Discontinued operations, net of income taxes include, in periods up to its separation on March 1, 2019, the results of FMC Lithium, including separation related costs, as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations.
Three Months Ended December 31, 2019 and 2018:
The three months ended December 31, 2019 has no results of our FMC Lithium segment compared to a full quarter for the three months ended December 31, 2018. During the three months ended December 31, 2018, we recorded a charge of approximately $106 million as a result of negotiations for a settlement agreement primarily to address discontinued operations at our Middleport, New York plant which was the subject of an Administrative Order on Consent (AOC) entered into with the EPA and New York State Department of Environmental Conservation in 1991.
Twelve Months Ended December 31, 2019 and 2018:
The twelve months ended December 31, 2019 includes two months of results of our FMC Lithium segment compared to a full twelve months in 2018. Partially offsetting the loss was the gain on sale of approximately $21 million, net of tax from the sale of the first of two parcels of land of our discontinued site in Newark, California. Discontinued operations, net of income taxes for the twelve months ended December 31, 2018 includes the charge of approximately $106 million associated with our Middleport, New York plant discussed above.
(f) We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and instead include a Non-GAAP tax provision based upon the annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but not limited to: income tax expenses or benefits that are not related to ongoing business operations in the current year; unusual or infrequently occurring items; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to ongoing operations thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in Millions)	2019	2018	2019	2018
Tax adjustments:
Impacts of Tax Cuts and Jobs Act (1)	$—	$(11.1)	$—	$7.8
Revisions to valuation allowances of historical deferred tax assets	34.9	(1.8)	35.5	(2.3)
Foreign currency remeasurement and other discrete items	30.5	12.2	19.8	11.8
Total Non-GAAP tax adjustments	$65.4	$(0.7)	$55.3	$17.3
___________________
(1) On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the "Act"), which, among other things, reduced the federal income tax rate from 35% to 21% effective January 1, 2018, and imposed a transition tax on deemed repatriated earnings of foreign subsidiaries payable over eight years. During the twelve months ended December 31, 2018, we recorded an adjustment to our provisional tax expense of $7.8 million of income tax expense pertaining to a change in the net transition tax to be paid, the impact of the remeasurement of the Company’s U.S. net deferred tax assets and the realizability of the Company’s U.S. state net deferred tax assets.

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions)	2019	2018	2019	2018
Net income (loss) (GAAP)	$(2.8)	$34.6	$480.2	$511.5
Restructuring and other charges (income)	143.7	34.8	171.0	61.2
Non-operating pension and postretirement charges (income)	2.6	—	8.1	(0.5)
Transaction-related charges	25.2	22.2	77.8	156.5
Discontinued operations, net of income taxes	33.5	122.1	63.3	26.1
Interest expense, net	42.9	31.4	158.5	133.1
Depreciation and amortization	39.0	38.8	150.1	150.2
Provision (benefit) for income taxes	35.9	(10.6)	111.5	70.8
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$320.0	$273.3	$1,220.5	$1,108.9
___________________
(1) Referred to as Adjusted EBITDA. Adjusted EBITDA is defined as operating profit excluding depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions)	2019	2018	2019	2018
Cash provided (required) by operating activities of continuing operations (GAAP) (1)	$489.8	$(17.6)	$555.6	$362.7
Transaction and integration costs	15.6	20.3	77.1	101.1
Adjusted cash from operations (2)	$505.4	$2.7	$632.7	$463.8

Capital expenditures	$(37.1)	$(37.0)	$(93.9)	$(83.0)
Other investing activities	(33.3)	(5.6)	(54.0)	(13.6)
Capital additions and other investing activities	$(70.4)	$(42.6)	$(147.9)	$(96.6)

Cash provided (required) by operating activities of discontinued operations	$(30.9)	$(28.0)	$(67.1)	$5.7
Cash provided (required) by investing activities of discontinued operations	—	(32.4)	9.2	(93.4)
Transaction and integration costs	(15.6)	(20.3)	(77.1)	(101.1)
Investment in Enterprise Resource Planning system	(6.0)	(18.4)	(48.0)	(48.5)
Legacy and transformation	$(52.5)	$(99.1)	$(183.0)	$(237.3)

Free cash flow (Non-GAAP) (3)	$382.5	$(139.0)	$301.8	$129.9
___________________
(1) The cash provided (required) by operating activities for the three months ended December 31, 2019 and 2018 is the calculation of the twelve months ended December 31, 2019 and 2018 less the previously reported nine months ended September 30, 2019 and 2018, respectively.
(2) Adjusted cash from operations is defined as cash provided (required) by operating activities of continuing operations excluding the effects of transaction-related cash flows.

(3) Free cash flow is defined as Adjusted cash from operations reduced by spending for capital additions and other investing activities as well as legacy and transformation spending. We believe that this Non-GAAP financial measure provides a useful basis for investors and securities analysts about the cash generated by routine business operations, including capital expenditures, in addition to assessing our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In Millions)	December 31, 2019	December 31, 2018
Cash and cash equivalents	$339.1	$134.4
Trade receivables, net of allowance of $26.3 in 2019 and $22.4 in 2018	2,231.2	2,143.8
Inventories	1,017.0	1,025.5
Prepaid and other current assets	487.5	432.6
Current assets of discontinued operations held for sale	—	293.9
Total current assets	$4,074.8	$4,030.2
Property, plant and equipment, net	758.0	756.9
Goodwill	1,467.5	1,468.1
Other intangibles, net	2,629.0	2,703.4
Deferred income taxes	257.4	272.8
Other long-term assets	686.0	384.1
Noncurrent assets of discontinued operations held for sale	—	358.8
Total assets	$9,872.7	$9,974.3

Short-term debt and current portion of long-term debt	$227.7	$547.7
Accounts payable, trade and other	900.1	795.5
Advanced payments from customers	492.7	458.4
Accrued and other liabilities	680.6	570.8
Accrued customer rebates	280.6	365.3
Guarantees of vendor financing	75.7	67.1
Accrued pensions and other postretirement benefits, current	4.3	6.2
Income taxes	62.2	85.1
Current liabilities of discontinued operations held for sale	—	97.3
Total current liabilities	$2,723.9	$2,993.4

Long-term debt, less current portion	$3,031.1	$2,145.0
Long-term liabilities	1,556.3	1,579.4
Long-term liabilities of discontinued operations held for sale	—	46.1
Equity	2,561.4	3,210.4
Total liabilities and equity	$9,872.7	$9,974.3

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(In Millions)	2019	2018
Cash provided (required) by operating activities of continuing operations	$555.6	$362.7

Cash provided (required) by operating activities of discontinued operations	(67.1)	5.7

Cash provided (required) by investing activities of continuing operations	(195.9)	(37.5)

Cash provided (required) by investing activities of discontinued operations	9.2	(93.4)

Cash provided (required) by financing activities of continuing operations	(87.0)	(397.3)

Cash provided (required) by financing activities of discontinued operations	(37.2)	34.0

Effect of exchange rate changes on cash	(0.2)	4.5
Increase (decrease) in cash and cash equivalents	$177.4	$(121.3)

Cash and cash equivalents of continuing operations, beginning of period	$134.4	$281.8
Cash and cash equivalents of discontinued operations	27.3	1.2
Cash and cash equivalents, beginning of period	161.7	283.0
Less: cash and cash equivalent of discontinued operations, end of period	—	27.3
Cash and cash equivalents of continuing operations, end of period	$339.1	$134.4